EXHIBIT 10.3

V3 Capital Partners, LLC

January 18, 2015

Sibling Group Holdings, Inc.

901 Mopac Expressway South, suite 300

Austin, TX  78746

Re:

Advisory Fee Agreement

Dear Mr. Brian Oliver Smith:

This letter is to confirm the advisory fee agreement between Sibling Group Holdings, Inc. (the “Company”) and V3 Capital Partners, LLC or its designee (the “Advisor”), in connection with the advisory, due diligence and financing activities performed by the Advisor relating to a transaction between the Company and Shenzhen City Qisnhai Xinshi Education Management Co., LTD and its subsidiaries and other institutional investors (the “Transaction”).

Upon the closing of the Transaction, the Company shall immediately pay the Advisor, or its designee, the following:

a.

Cash payment of $557,000 for the purchase of the initial notes under the Transaction;

b.

Units for $312,000 upon same terms and conditions of Units issued under the Transaction; and

c.

50% warrant coverage on the aggregate initial notes issued under the Transaction.

In addition, the Company agrees to pay (i) the Advisor a pro rata portion of each of the fees above on the exercise of any warrants issued under the Transaction, and (ii) $100,000 of Shenzhen City Qisnhai Xinshi Education Management Co., LTD and Advisor’s legal and due diligence expenses.  The Advisor shall have the right, at its option, to offset the amounts due under this agreement from the amount its participates in the Transactiion.

This letter shall be a binding agreement between the Company and the Advisor and shall be governed under New York law.

Very truly yours,

_______________________
Scot Cohen
Authorized Officer

ACKNOWLEDGED AND AGREED TO:

Sibling Group Holdings, Inc.

By:________________________

Name:

Brian OliverSmith

Title:

Chief Executive Officer